Exhibit 10.5

FIRST AMENDMENT TO NOVEMBER 15, 2012 EMPLOYMENT AGREEMENT
FAIRPOINT COMMUNICATIONS, INC.

WHEREAS, FairPoint Communications, Inc. (the “Company”) has heretofore entered into an Employment Agreement dated November 15, 2012 (the “Agreement”) by and between Anthony A. Tomae (the “Executive”) and the Company and the parties thereto desire to amend the Agreement in the manner set forth below.

NOW, THEREFORE, the undersigned parties to the Agreement agree that the Agreement shall be amended as follows, and that there is mutual, adequate and lawful consideration the receipt of which each acknowledges through execution of this First Amendment.

1.	The Term of Employment as defined in Section 2 of the Agreement shall continue through December 31, 2016, unless terminated sooner or renewed as provided in the Agreement.

2.	Section 13 of the Agreement shall be amended in its entirety to read as follows:

Section 13.	Additional Tax and Section 409A Provisions.

(a)
If any payment or benefit Executive would receive pursuant to this Agreement (“Payment”) would constitute a “Parachute Payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive will have the option to accept the “Reduced Amount” (as defined below) or accept the Payment in full, in which case Executive will be responsible for the payment of the Excise Tax and any other taxes that may be due as a result of his receipt of the Payment. The “Reduced Amount” will be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur as designated by the Executive.

(b)	Notwithstanding any provision in this Agreement to the contrary:

(i)
Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(ii)	Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(iii)
To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(iv)
While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

3.	Except as specifically provided above, all terms and conditions of the Agreement shall remain in full force and effect.

Wherefore, the parties hereto agree to this First Amendment, with the foregoing changes being effective as of August 14, 2015.

FAIRPOINT COMMUNICATIONS, INC.

/s/ Paul H. Sunu
By:    Paul H. Sunu
Title:    Chief Executive Officer

EXECUTIVE

/s/ Anthony A. Tomae
Anthony A. Tomae

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